                                                                      EXHIBIT 11

                           HVIDE MARINE INCORPORATED
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                                              NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                  ------------------------    ------------------
                                                   1994     1995     1996      1996       1997
Income (loss) before extraordinary item and
  cumulative effect.............................  $  358   $ (360)  $6,033    $2,709     $17,846
Less: Class A Preferred Stock cash dividends....     222       --       --        --          --
                                                  ------   ------   ------    ------     -------
Adjusted income (loss) applicable to common
  shares -- primary.............................     136     (360)   6,033     2,709      17,846
Plus: Interest on Junior Notes net of income tax
  effect........................................     192      807      515       536       1,246
                                                  ------   ------   ------    ------     -------
Adjusted income applicable to common
  shares -- fully diluted.......................  $  328   $  447   $6,548    $3,245     $19,092
                                                  ======   ======   ======    ======     =======
Weighted average of shares outstanding..........   1,962    2,535    5,762     4,012      14,620
If-converted dilutive effect of Convertible
  Class B Preferred Stock.......................   3,340       --       --        --          --
Dilutive effect of outstanding stock options....      --       --       56         6         354
                                                  ------   ------   ------    ------     -------
Common shares used in earnings (loss) per share
  calculation -- primary........................   5,302    2,535    5,818     4,018      14,974
If-converted dilutive effect of Junior Note.....     314    1,244      772     1,026          --
If-converted dilutive effect of convertible
  preferred securities of a subsidiary trust....      --       --       --        --       1,404
Incremental dilutive effect of outstanding stock
  options.......................................      --       --       55         5          98
                                                  ------   ------   ------    ------     -------
Common shares used in earnings per share
  calculation -- fully diluted..................   5,616    3,779    6,645     5,049(a)   16,476
                                                  ======   ======   ======    ======     =======

------------------------------

(a) The effect on earnings per share on a fully diluted basis is anti-dilutive and is not considered in the per share calculation.